EXHIBIT 99.2
STATE OF VERMONT PUBLIC SERVICE BOARD

Docket No. 6905

Petition of Central Vermont Public Service Corporation
seeking Board orders in connection with the
Comprehensive Settlement Agreement relating to Section 401
certification of the Lamoille River Hydroelectric Project,
FERC No. 2205, as it related to the decommissioning of
the Peterson generating station located in the Town of
Milton, Vermont

) ) ) ) ) ) )	Hearings at Montpelier, Vermont August 17 and 18, 2005
Order entered: 12/22/2006
PRESENT:	Ed McNamara, Esq. Hearing Officer
APPEARANCES:

June Tierney, Esq.
    For Vermont Department of Public Service

Kenneth C. Picton, Esq.
    For Central Vermont Public Service Corporation

Harriet Ann King, Esq.
    For Central Vermont Public Service Corporation

Jon Groveman, Esq.
    For Vermont Natural Resources Council

Warren Coleman, Esq.
    For Vermont Agency of Natural Resources

Gregg H. Wilson, Esq.
Kolvoord, Overton & Wilson
    For Town of Milton

James M. Fowley, Acting President
    For Downstream Association of Miltonians

Dana Baker, President
    For Central Vermont Trout Unlimited

I.    INTRODUCTION

            This case concerns a petition filed by Central Vermont Public Service Corporation ("CVPS") on October 29, 2003, seeking certain regulatory approvals from the Public Service Board ("Board") associated with decommissioning CVPS's Peterson Dam ("Peterson") located on the Lamoille River in Milton, Vermont. CVPS and several parties, most prominently the Agency of Natural Resources, have reached an agreement whereby CVPS would be required to remove Peterson in approximately twenty years. CVPS is not requesting that the Board approve the removal of Peterson, as the Board does not have the jurisdiction to authorize such an action at a federally licensed facility. Instead, the Board is being asked to guarantee that CVPS be allowed to recover its costs associated with the agreement - which include the costs of decommissioning Peterson, costs to replace the power produced by the dam, payments to the Town of Milton to compensate the town for lost tax revenue from the dam, and certain other payments - from its ratepayers.

            Traditionally, the Board has not granted pre-approval of rate recovery for utility actions, but has reviewed the reasonableness of costs only in the context of rate proceedings. Thus, in order for the Board to guarantee rate recovery for such costs, the Board must alter long-standing principles of rate-making designed to protect Vermont's ratepayers. The Board has previously ruled that it may alter these long-standing principles only if there is a strong showing of clear and compelling benefits to ratepayers that would not be attainable without such recovery guarantees. Although the Lamoille River ecosystem would benefit from the removal of Peterson, I find that CVPS has shown neither clear and compelling benefits nor that these benefits are not otherwise attainable so that the test utilized by the Board to determine whether cost-recovery should be guaranteed has not been met in this case. Accordingly, I recommend that the Board deny CVPS's petition.

            It is important to note that, if the Board accepts this proposal for decision ("PFD"), CVPS would not be prohibited from decommissioning the Peterson dam pursuant to the terms of the Comprehensive Settlement Agreement. The PFD simply recommends that CVPS not be guaranteed rate recovery for the costs stemming from dam removal; it does not mean that CVPS could not argue for, and receive permission from the Board for, incorporation of these costs into rates in a future rate case.

II.    BACKGROUND

FERC Licensing

            Dams located on waters of the United States are licensed by FERC. As part of the licensing, or relicensing process, the owner of the project, pursuant to Section 401 of the Clean Water Act, must request a certification from the appropriate state agency that the operation of the dam will comply with the water quality standards of the state.[1] The Clean Water Act requires that if the appropriate state agency fails or refuses to act on a request for certification, within a reasonable period of time (which shall not exceed one year) after receipt of such request, the certification requirements of this subsection shall be waived with respect to such Federal application. No license or permit shall be granted until the certification required by this section has been obtained or has been waived as provided in the preceding sentence. No license or permit shall be granted if certification has been denied by the State . . . .[2]

            In Vermont, the appropriate state agency for issuing 401 Certification is the Agency of Natural Resources ("ANR").[3] Any appeals of ANR's 401 Certification are to the Environmental Court.[4]

            Under the statute, ANR can impose conditions on a project to ensure that the project complies with the Vermont water quality standards. FERC is required to include these conditions in any license that FERC issues allowing operation of the project.[5]

The Comprehensive Settlement Agreement

            CVPS's Lamoille River Project consists of four generating stations and associated dams: Peterson, Milton, Clark Falls, and Fairfax Falls. The FERC license for the Project covers the four dams collectively. On April 14, 1994, ANR issued a Section 401 Certificate for the Project. The Certificate was appealed to the Water Resources Board by both CVPS and Vermont Natural Resources Council ("VNRC"). On November 5, 1996, the Water Resources Board denied CVPS's Section 401 Certificate application on the grounds that insufficient studies and information had been provided to support certification or to support the development of appropriate operating conditions. CVPS appealed the Water Resources Board ruling to the Chittenden Superior Court. A Settlement Agreement was entered into on August 11, 1998, among CVPS, ANR, VNRC, and Central Vermont Chapter of Trout Unlimited ("TU") and the appeals of CVPS and VNRC were withdrawn.

            Pursuant to the terms of the 1998 Settlement Agreement, CVPS prepared several environmental studies and the parties to that agreement entered into discussions. Mediation was entered into, and the Department of Public Service ("Department") and the Town of Milton ("Milton") joined that process in the fall of 2000. On January 7, 2003, the parties entered into a Comprehensive Settlement Agreement.

            The CSA requires CVPS to remove Peterson dam approximately twenty years after the issuance of a license for the Project by FERC. CVPS is also required to pay Milton $1.5 million to compensate the town for lost tax revenues and $500,000 to the Lamoille River Restoration Fund ("Restoration Fund"). The CSA further requires that CVPS receive from the Board guarantees that CVPS can recover through rates the costs of the payments to Milton and the Restoration Fund, the cost of removing Peterson, the cost of replacement power, and the cost of reconfiguring CVPS's distribution system to ensure adequate reliability for the region after Peterson is removed. The CSA states that, if CVPS cannot obtain guaranteed cost recovery for these actions from the Board, the CSA terminates.

            Specifically, the CSA requires that CVPS request from the Board the following three Orders:

(A)  An accounting order that would allow CVPS to book and defer the $1.5 million payment to Milton and the $500,000 payment into the Lamoille River Restoration Fund ("Restoration Fund"), until the next rate case. The payment to Milton is to "compensate Milton for lost tax revenues resulting from the decommissioning of Peterson." The Restoration Fund would be used to "protect, restore and enhance the ecosystem integrity and ecological connectivity of the entire community of aquatic life in the lower Lamoille River and associated Lake Champlain ecosystem."

            The booked amounts would be amortized on a reasonable schedule (similar to ususal capital account of generating plant decommissioning fund amortizations) and put into rates until fully recovered.

(B)  A ruling that guarantees rate recovery of costs associated with decommissioning Peterson. CVPS requests that the Board find that:

CVPS's negotiations and execution of this Agreement and all obligations to be performed hereunder, are prudent, and that the following costs prudently incurred by CVPS in connection with such negotiation, execution and obligations to be performed hereunder will not be disallowed in any future rate case on the basis of a finding or allegation that the negotiation, and execution of this Agreement, and the obligations to be performed hereunder, were not prudent or not used and useful:

i. Incremental transactional costs necessary to accomplish the removal of Peterson and other permitting relative to decommissioning and other obligations of CVPS under this Agreement;

ii. System upgrade and separation costs resulting from the loss of Peterson generation. "System upgrade" costs shall include costs incurred in connection with new transmission lines, power delivery and ancillary support costs of maintaining local load and electric system reliability. "Separation costs" shall include costs incurred in connection with the physical separation of the generation asset from the subtransmission system.

iii. Cost of Decommissioning and the payments specified in section 8.4,[6] as provided for in this Agreement; and

iv. Replacement power costs resulting from loss of generation at Peterson.

(C)  An Order establishing a decommissioning fund. CVPS requests that the Board authorize:

the establishment, and recovery from its ratepayers, of the Decommissioning Fund, to be used by CVPS for decommissioning Peterson as provided in Section 8 hereof or to be disbursed as provided in Section 8.4. The PSB Order shall: (i) find that the costs of the Decommissioning Fund will be put into rates until fully recovered and will not be disallowed in any future rate cases on the basis of a finding or allegation that such costs were not prudent or not used and useful; and (ii) specify that the Decommissioning Fund shall be funded in annual installments which in the aggregate, plus reasonably anticipated earnings, shall be intended to equal the estimated Cost of Decommissioning on the Decommissioning Date as determined by the PSB.

III.    PROCEDURAL HISTORY

            On October 29, 2003, CVPS filed the petition.

            On December 22, 2003, I held a prehearing conference to establish the schedule for the Docket and scope the issues that needed to be addressed in this Docket.

            On February 18, 2004, I issued a Procedural Order on the scope of issues to be addressed in this Docket. The February 18 Order listed the following issues:

  the regulatory risk that Peterson dam removal would be required in the near term if CVPS had not entered into the CSA;
  the likely costs that ratepayers will have to bear under the CSA, and the costs they would potentially bear in the absence of the CSA;
  the economic benefits to ratepayers from Peterson station's generation over the next approximately 20 years;
  the allocation of costs under the CSA; and
  the environmental benefits and costs of removing the Peterson Dam.

            On April 29, 2004, I held a public hearing.

            On June 8, 2004, the Vermont General Assembly passed Act No. 121, An Act Relating to Capital Construction, State Bonding, and the Department of Corrections. Section 72 of that Act provides:

(a)  Prior to making a final determination in any pending proceeding related to the Peterson Dam, the public service board shall convene two public informational hearings after the effective date of this act. One of the meetings shall occur in the Town of Milton and one shall occur in a municipality served by Central Vermont Public Service that is outside of the Milton region. The purpose of the hearings will be to inform the public about the proposal to remove the dam and the related public service board proceedings. At the hearing, the board shall also receive public comment concerning the proposal and related matters, including the impact that removal of the dam would have on the following:

(1) Rates and ratepayers,
(2) Flood control,
(3) The economic welfare of the Town of Milton,
(4) Water Quality, and
(5) System stability and reliability.

(b)  The public service board shall consider the comments it receives pursuant to subsection (a) of this section when making a final determination in any pending proceeding related to the Peterson Dam.

Public hearings pursuant to Act 121 were held on September 8, 2004, in Milton, and on September 14, 2004, through the use of Vermont Interactive Television, at several sites located across the state.

            On August 17 and 18, 2005, technical hearings were held.

            On September 30, 2005, parties filed initial briefs. Reply briefs were filed on October 20, 2005.

I.    FINDINGS

The Lamoille River Hydroelectric Project

1.    The Lamoille River Hydroelectric Project consists of four generating stations located on the Lamoille River; Peterson, Milton, Clark Falls, and Fairfax Falls. Scarzello pf. (10/29/03) at 4; exh. CPVS MJS-2.

2.    Peterson dam is a 51-foot high concrete dam constructed in 1948, located 5.5 miles upstream from the confluence of the Lamoille River and Lake Champlain. The next dam upstream from Peterson is the Milton station, located 2.7 miles upstream from Peterson. Clark Falls is located 0.4 miles above Milton Station, and Fairfax Falls is located 10.1 miles above Clark Falls. Scarzello pf. (10/29/03) at 4; exh. CVPS MJS-2.

3.    The powerhouse at Peterson contains a vertical Kaplan type turbine. The generator is rated at 6,350 kW. Based on twenty years of production records (1983-2002), the plant produces an average annual output of 24,494,455 kWh. Scarzello pf. (10/29/03) at 5.

The Comprehensive Settlement Agreement

4.    On January 7, 2003, CVPS, ANR, TU, VNRC, Milton, and the Department entered into a Comprehensive Settlement Agreement ("CSA"). Scarzello pf. (10/29/03) at 3; exh. CVPS MJS-1.

5.    The CSA requires CVPS to decommission and remove the dam no sooner than the nineteenth anniversary and no later than the twenty-first anniversary of the effective date of the new FERC license, subject to certain conditions in the CSA. Scarzello pf. (10/29/03) at 15; exh. CVPS MJS-1 at 17-18.

6.    The CSA requires CVPS to pay Milton $750,000 within 30 days of the effective date of the FERC license and an additional $750,000 within 30 days of the date that Peterson dam is taken off line to be decommissioned. These payments are intended to compensate Milton for lost tax revenues resulting from decommissioning Peterson. Scarzello pf. (10/29/03) at 19; exh. CVPS MSJ-1 at 11.

7.    The CSA calls for the establishment of the Lamoille River Restoration Fund ("Restoration Fund") to be administered by an independent non-profit foundation chosen by the parties to the CSA and the U.S. Fish and Wildlife Service ("USFWS"). The Restoration Fund is to be used for environmental and fisheries enhancement in the lower Lamoille River and Lake Champlain. Exh. CVPS MSJ-1 at 11-12.

8.    Under the CSA, CVPS would provide the initial $500,000 funding for the Restoration Fund within 30 days of the effective date of the FERC license. Money may be withdrawn from the fund only when matching funds, at a ratio of no less than one dollar of outside monies for every two dollars drawn from CVPS's contribution, are made available by persons other than CVPS. Scarzello pf. (10/29/03) at 19; exhs. CVPS MSJ-1 at 13.

9.    Under the CSA, CVPS is not required to construct upstream fish passage facilities. Scarzello pf. (10/29/03) at 25-26; exhs. CVPS MJS-1 at 10; CVPS MJS-11.

10.    The USFWS has the authority to require upstream fish passage pursuant to the Federal Power Act. If upstream passage is required at Miners Falls or Milton Station after removal of Peterson dam, CVPS is not required to pay for and construct such fish passage facilities. Scarzello pf. (10/29/03) at 27; exh. CVPS MJS-1 at 20.

11.    If CVPS defaults in its obligations under the CSA or if it is not required to remove the Peterson dam because certain conditions in the CSA are not satisfied, then CVPS must design, construct, and operate an upstream fish passage facility at Peterson dam for the remainder of the license term. Scarzello pf. (10/29/03) at 27; exh. CVPS MJS-1 at 20.

Environmental Benefits and Costs of Decommissioning Peterson Dam

12.    The construction of Peterson dam severely limited suitable habitat for sturgeon, walleye, salmon, redhorse sucker, and freshwater mussels in the Lamoille River. Wentworth pf. at 5.

13.    After Peterson dam was constructed, suitable spawning habitat was reduced to approximately 350 feet of river. The suitability of this habitat can vary according to hydrological conditions such as the level of Lake Champlain and the amount of spring runoff. Wentworth pf. at 9; exh. ANR RW-2 at 14-15; tr. 8/18/05 at 139 (Wentworth).

14.    The Lamoille River historically supported large runs of walleye and sturgeon. Exh. ANR RW-2 at 11-13.

15.    Among the fish species that would benefit from removal of the dam are: sturgeon, an endangered species; the eastern sand darter, a threatened species; and the greater redhorse, silver redhorse, quillback, mottled sculpin, and rosyface shiner, all considered rare species. In addition, there are six species of mussels that are considered threatened or endangered in the downstream reach of the Lamoille River and that would benefit from removal of Peterson. Wentworth pf. reb. at 27; exh. ANR-RW-2 at 24; tr. 8/18/05 at 24-25, 137-138 (Wentworth).

16.    Removal of Peterson would not only provide more habitat area but also more diversity of habitat for spawning and incubation. A diversity of suitable habitat that is available under a variety of hydrological conditions exists only upstream of Peterson. Exh. ANR RW-2 at 18.

17.    By eliminating the impoundment behind Peterson through dam removal, there is a trade-off between still water fish for river fish. Wentworth pf. at 13.

18.    Removal of the Peterson dam would increase the available habitat for sturgeon. Exh. ANR RW-2 at 16-19.

19.    There are a number of rare, threatened, and endangered species of mussel whose larvae are transported upstream attached to fish. Increasing the upstream habitat for fish would do the same for these mussels. Exh. RW-2 at 26.

20.    The sturgeon hole located at Woods falls was a well known fishing area and staging area during sturgeon spawning runs. Construction of the Peterson dam, directly atop Woods Fall, likely included filling the sturgeon hole with concrete. The CSA would require that the concrete in the sturgeon hole be removed. Exh. KK-2; tr. 8/18/05 at 35 (Kendall).

21.    Given the appropriate hydrological conditions, most species could pass Woods Falls if the dam was removed. Tr. 8/18/05 at 26 (Kendall).

22.    Approximately 1400 feet upstream from Peterson dam is Manley Falls. There is uncertainty regarding whether all species of fish could ascend beyond Manley Falls. Tr. 8/18/05 at 30-31 (Kendall).

23.    Approximately 1.6 miles upstream from Peterson dam is Miners Falls. It is unlikely that non-game fish could travel beyond these falls. Tr. 8/18/05 at 31-32 (Kendall).

Discussion

            This is only the second time that ANR has advocated removal for a dam.[7] ANR asserts that it is seeking removal of Peterson because the location of the dam - in the lower reaches of Lake Champlain - has broad impacts on the spawning run of lake fish.[8]

            All parties agree that there is uncertainty regarding how much habitat would be opened up with removal of Peterson. CVPS contends that most species of fish would not be able to ascend Woods Falls, where the Peterson dam is currently located.[9] By contrast, VNRC contend that most species could ascend these falls, particularly during times of the year when high lake levels created a backwater effect.[10] In addition, the estimates of habitat suitability and availability are based on historical data such as maps, photographs, and reports, rather than direct observations.[11] However, all parties, including CVPS, agree that, at a minimum, removal of Peterson would provide some environmental benefit.[12]

            I recognize that there is uncertainty regarding the extent to which removal of Peterson would benefit the ecology of the Lamoille. However, I conclude that dam removal would result in noticeable ecological benefits. The Peterson dam is located close to the mouth of the Lamoille River, thus affecting "the whole assemblage of species that spend much of their life cycle within Lake Champlain and at certain times of the year access the large tributaries that feed the lake."[13] Removing Peterson results in an increase in available habitat for these species that rely on the Lamoille for portions of their life-cycle.

            It is important to note, however, that the finding regarding the environmental benefit of removing Peterson is limited to increased habitat availability. Under FERC licensing procedures, the only relevant question for the Vermont Fish and Wildlife Department is whether the Lamoille River Project meets Vermont's water quality standards. Therefore, there has been no analysis of the environmental impacts associated with removing Peterson. For example, there has been no analysis regarding line losses associated with importing power to Northwestern Vermont or the environmental impact of reconfiguring CVPS's distribution system to ensure adequate reliability for the area.

Costs that Ratepayers will have to bear under the CSA, and the Costs They Would Potentially Bear in the Absence of the CSA

24.    Implementation of the CSA would result in costs to CVPS customers through direct dam removal costs, reconfiguring the local distribution system, replacement power costs, and the payments to Milton and the Restoration Fund. The net cost to CVPS's ratepayers that arise from the CSA, in nominal dollars, would be approximately $61,840,000.[14] Cater pf. at 3-4; exh. CVPS JCC-1.

25.    The estimated cost of removing Peterson is approximately $13,700,000, although the estimates presented range from $5,807,524 to $21,114,147, in 2003 dollars. Exh. CVPS JCC-1; Scarzello pf. (10/29/03) at 24-25.

26.    The large discrepancy between the two extremes in this range is due partially to a high estimated cost of $9,836,200 for sediment removal. The amount and toxicity of any sediment behind Peterson is unknown. Scarzello pf. (10/29/03) at 25.

27.    Removal of Peterson will lead to a loss of generation output of approximately 23,270 MWh per year. In 2003, the replacement power cost for the years 2024 through 2053, assuming market prices, was estimated to be $43.33 million in nominal dollars. However, since the time the calculations were made, the "projections of the value of that replacement energy have gone up considerably." The cost of replacement power was not updated to reflect current market prices. In calculating the cost of replacement power, CVPS utilized an environmental adder based on the assumption that CVPS would attempt to procure a resource with similar environmental benefits to Peterson. Cater pf. (10/29/03) at 6-7; exh. CVPS JCC-1; tr. 8/17/05 at 11 (Cater).

28.    To ensure sufficient reliability for the area after removal of Peterson, the distribution system would need to be reconfigured. The cost to reconfigure the system in 2024 would be $4.59 million in nominal dollars. Cater pf. (10/29/03) at 7; exh. CVPS JCC-1.

29.    Pursuant to the CSA, CVPS would pay Milton two payments of $750,000 each, one at the time the FERC license is granted and the second in 2024 (or when Peterson is decommissioned). Cater pf. (10/29/03) at 8; exh. CVPS JCC-1.

30.    CVPS would make a single payment of $500,000 to the Restoration Fund upon licensing. Cater pf. (10/29/03) at 8; exh. CVPS JCC-1.

31.    Based on a comparison of the net present value of CVPS's anticipated revenue stream for 50 years with the net present value of the costs and benefits of removal over the same time, the CSA would result in a levelized increase in rates for all CVPS customers of .29%. Lamont pf. at 5.

32.    The economic benefits to CVPS arising from the decommissioning of Peterson include avoided operating expenses, avoided capital additions, avoided requirement to construct and operate an upstream fishway facility, avoided litigation costs, and increased recreational dollars associated with a more robust fisheries resource. The costs for the avoided operating expenses, avoided capital expenses, and the requirements associated with a fishway facility total approximately $14,700,000 in nominal dollars.[15] No estimates were provided for the cost of future litigation or recreational benefits. Cater pf. (10/29/03) at 8-9; Wentworth pf. (9/23/04) at 18; Scarzello pf. (10/29/03) at 8-9; exh. CVPS JCC-1;

33.    The total costs associated with continued operation of Peterson, for the years 2024 to 2053, are approximately $9.54 million in nominal dollars. Cater pf. (10/29/03) at 8; exh. CVPS JCC-1.

34.    Avoided capital additions to Peterson, those that would likely be required to keep the facility operating, would be approximately $2.70 million in nominal dollars. Cater pf. (10/29/03) at 9; exh. CVPS JCC-1.

35.    Section 3.3 of the CSA requires CVPS to design, construct, and operate a fish passage facility at Peterson dam[16] at an estimated cost of approximately $1.0 to $1.3 million in 2005 dollars. Annual operation and maintenance costs of the fishway facility would be approximately $40,000 in 2004 dollars. Scarzello pf. (10/29/03) at 28, Scarzello pf. (11/30/04) at 10; Cater pf. (10/29/03) at 9; exh. CVPS JCC-1.

36.    If Peterson was decommissioned, there could be an increase in energy production from the Milton station due to potential changes in head conditions. At most, this would increase production by 6%, or 1750 MWh, on an average annual basis. Scarzello pf. (10/29/03) at 28-29.

37.    Dam removal would likely contribute to the restoration of economically valuable fisheries. While no party provided an estimate of the economic impact of dam removal on fisheries, the estimated expenditures, in 1997, directly related to fishing on Lake Champlain were $96,000,000. Wentworth pf. (9/23/04) at 18.

38.    It is likely that any 401 certification issued by ANR would have resulted in an appeal to the Environmental Court. Any appeal from an Environmental Court decision could be appealed to the Vermont Supreme Court. In addition, the issues involved in 401 certification involve issues of federal law, consequently, issues could be appealed in the federal judicial system up to the United States Supreme Court. Such appeals could take years and substantial resources to resolve. Scarzello pf. (10/29/03) at 8-9.

39.    On June 20, 2005, FERC issued an Order in which it determined that ANR had waived its Section 401 water quality certification authority and granted a new 30-year license for the Lamoille Project. Exh. MJS-20.

40.    ANR and VNRC disagree with FERC that ANR has waived its Section 401 certification authority for the Lamoille Project and are committed to disputing this issue through litigation. Cueto sup. pf. at 2; Kendall reb. pf. at 3; exh. VNRC-KK-5.

41.    CVPS will likely attempt to pass on litigation costs to its ratepayers. Lamont reb. pf. at 2.

Discussion

            The CSA imposes significant costs to CVPS ratepayers, most significantly in the form of the direct costs of dam removal and the replacement power costs. The costs involved in removal of Peterson, including additional power costs and reconfiguring the local distribution system, are related to CVPS's compliance with the Vermont water quality standards. However, the $1.5 million payment to Milton for lost tax revenue does not constitute a cost associated with regulatory compliance. This cost has been characterized as a "risk avoidance measure" to ensure that Milton would sign-off on the CSA.[17]

            Countering the costs to CVPS's ratepayers are the economic benefits that accrue from the CSA. CVPS has quantified certain of these benefits, such as those associated with continued operation of the facility and the avoidance of the need to construct and operate a fishway facility. There are other monetary benefits associated with dam removal, but these are less easily quantified, although they could be substantial. For example, removing Peterson would increase the fishery resource in the Lamoille, likely resulting in increased recreational dollars being spent in the area. Additionally, the CSA avoids litigation costs that could arise from any action that ANR would have taken regarding 401 certification. CVPS would attempt to pass these litigation costs on to its ratepayers.

            Without including the non-quantified benefits associated with increased recreation and avoided litigation, there would be a net financial cost to CVPS's customers of approximately $47 million in nominal dollars. However, a complete cost-benefit analysis should not be based entirely on hard numbers, but should take into account benefits that are not easily converted to dollars. These benefits include not only the potential increased recreational revenue and the avoided litigation costs, but the ecological benefit of restored riverine habitat in the lower Lamoille.

Regulatory Risk that Peterson Dam Removal Would be Required in the Near Term if CVPS had not Entered into the CSA

42.    Since filing its relicensing application with FERC, CVPS has withdrawn and reapplied for 401 certification annually. ANR received CVPS's most recent 401 certification request on May 4, 2004, and did not act on that request within one year. Scarzello pf. (10/23/03) at 5; exh. CVPS MJS-20.

43.    On June 20, 2005, FERC issued a new 30-year license for the Lamoille Project, including generation at Peterson. The June 20 FERC order included a determination that ANR had waived its 401 certification authority because it did not respond to CVPS's request within one year as required by the Clean Water Act. However, the license incorporates the operating conditions contained in the CSA. Scarzello pf. (7/22/05) at 2-3; exh. CVPS MJS-20.

44.    CVPS, ANR and VNRC have filed requests for rehearing with FERC in connection with FERC's issuance of the license. Exhs. CVPS Cross-51, CVPS Cross-48, and CVPS Cross-49.

45.    ANR and VNRC dispute FERC's determination that ANR waived its 401 certification authority. Exhs. CVPS Cross-49.

Discussion

            At the time that the CSA was entered into, there was significant risk that ANR could have required removal of Peterson. Under the FERC licensing process, CVPS was required, pursuant to section 401 of the Clean Water Act, to receive a certification from ANR as to whether the operation of the Lamoille Project (consisting of the four generating stations, including Peterson) complied with Vermont water quality standards. If ANR determined that the Lamoille Project could not comply with the water quality standards unless Peterson was removed, FERC would have had to include this condition in the license for the Lamoille Project (or FERC could decline to issue any license for the project).[18] Given the realities of the FERC licensing process, and specifically the broad discretion enjoyed by ANR pursuant to the Clean Water Act, it was reasonable for CVPS to enter into negotiations regarding decommissioning Peterson.

            Since the time that the CSA was entered into, FERC issued, on June 25, 2005, a license for the Lamoille Project and a determination that ANR had waived its 401 certification authority. ANR and VNRC have appealed this finding and, as of the date of this proposal for decision, FERC has not ruled on that appeal.

            ANR states that it "is confident that a court would find that a waiver has not occurred . . . [and] the Board should evaluate the regulatory risk as unchanged in light of the current facts."[19] However, the plain language of the Clean Water Act, combined with FERC's determination that ANR waived its 401 certification authority,[20] leads me to conclude that the regulatory risk that removal of Peterson would be required in the near term is greatly diminished. However, in determining whether CVPS's action in entering into the CSA was prudent, the Board must look at the circumstances at the time that CVPS entered into the agreement.

Economic Benefit to Ratepayers from Peterson Station's Generation Over the Next Approximately 20 Years

46.    Peterson generates clean, renewable, and inexpensive power. Lamont pf. (9/23/04) at 6.

47.    The CSA guarantees operation of Peterson for 20 years, therefore providing significant benefits to CVPS's ratepayers compared to immediate removal of the dam. Lamont pf. (9/23/04) at 6.

Discussion

            No party has disputed that ratepayers would receive an economic benefit from the operation of Peterson for the next 20 years. Given that there was a strong possibility that Peterson could have been decommissioned immediately, the CSA provides a benefit by allowing for the continued operation of the dam over twenty years.

Allocation of Costs under the CSA

48.    The CSA ensures intergenerational equity in that the current ratepayers, while enjoying the benefits of the power generated by the Peterson Dam, will also be among the ratepayers who defray the cost of decommissioning the facility. Lamont pf. at 6.

49.    The $1.5 million payment from CVPS to Milton for lost tax revenues constitutes a "risk avoidance measure" to ensure that Milton signed-off on the CSA. Tr. 8/17/05 at 135-136 (Lamont).

Discussion

            ANR asserts that, in order for the Lamoille Project to comply with Vermont's water quality standards, Peterson must be removed. Consequently, the costs directly related to removing Peterson, including replacement power costs and reconfiguration of the distribution system, could be considered costs that CVPS ratepayers would be required to bear to ensure compliance with applicable environmental regulations. However, the payment to Milton to compensate the town for lost tax revenues is not directly related to any regulatory compliance. It is not typical business practice for a company to pay a municipality for future lost tax revenues when closing a facility. There has been no evidence presented that CVPS's ratepayers should do so here. I conclude that it would not be reasonable for CVPS's customers to bear this cost.

II.    DISCUSSION

            The issue before the Board is not whether to approve or disapprove the removal of Peterson. Instead, the Board must decide only the narrow question of whether to guarantee CVPS rate recovery in the future for the costs that would arise from CVPS's agreement to remove Peterson. Specifically, in this Docket, CVPS is requesting that the Board issue three orders that would ensure that the costs incurred by CVPS in connection with the CSA would not be disallowed in any future rate case on the basis of a finding or allegation that the costs were not prudent or not used and useful.

            There is no dispute among the parties that the Board has the authority to issue the requested rulings. The Board provided an extensive analysis of its jurisdiction to waive the application of the prudence and used and useful standards.

Although we have consistently applied the prudence and used-and-useful principles, the Board retains the authority to permit rate recovery in certain circumstances even if costs do not meet these standards. These regulatory doctrines are not statutory requirements. Instead they are well-established principles intended to achieve our ultimate obligation under Vermont law to apply the standard in 30 V.S.A. Section 218(a), which requires that we establish just and reasonable rates. We have previously noted that the statutory standard of "just and reasonable" affords us broad discretion in the manner in which we determine rates.[21]

Further, the Board has broad authority, pursuant to 30 V.S.A. Sections 209 and 211, to issue the orders requested by CVPS.

            The Board's reluctance to guarantee rate recovery in advance of a rate proceeding arise from long-standing rate-making practices; these practices are antithetical to the notion of guaranteeing rate recovery prior to a utility undertaking a specific action. Traditionally, in reviewing a utility's rates, the Board, and other public utility commissions in the United States, start with a rebuttable presumption that utility expenditures are prudent and used and useful. In determining whether a utility's actions are prudent, the Board examines whether the utility's actions:

were reasonable and prudent in light of the circumstances which then existed. Such a judgment should not be based on hindsight or after-acquired knowledge, and it must respect the managerial rights of the company. However it does not merely presume that management acted properly, and it holds the company responsible for making all reasonable efforts to gather relevant information and to respond appropriately.[22]

            If a utility's actions are prudent, the Board determines whether a utility's expenditures can be included in rates. This is allowed if "the resource is both used - that is, necessary to provide service to ratepayers - and useful - which is to say, economic for the purpose it is serving."[23]

            The Board traditionally applies these principles during a rate case, after expenditures have occurred. This procedure is based on the fact that "Vermont's rate-making policies explicitly balance after-the-fact reviews against the fact that utilities have substantial discretion to manage their own affairs without day-to-day regulatory intervention."[24] In addition, as the Vermont Supreme Court observed: "If a utility's income were guaranteed, the company would lose all incentive to operate in an efficient, cost-effective manner, thereby leading to higher operating costs and eventual rate increases."[25]

            In Docket 6545, the Board explained that there must be a balance between management decisions and regulatory oversight. With respect to the role of management in making decisions, the Board stated:

This Board compensates utilities for the risks they take by including in rates a reasonable rate of return that incorporates a significant premium above the rate of risk-free financial instruments. In exchange, we expect that utilities will take actions consistent with their public service obligations, including pursuing transactions such as the proposal before us. Utilities should not require extraordinary relief as a precondition of meeting these obligations."[26]

Guaranteeing cost recovery of actions undertaken by Vermont utilities is tantamount to placing the onus of decision-making on the Board rather than the utilities; the officers of whom receive compensation for such actions. If the Board were to routinely take on the decision-making duties of the utilities by guaranteeing cost-recovery for "big ticket" actions, it would decrease the relevance of the utilities' officers, and the Board should accordingly consider substantially reducing the allowed rate of return for these utilities.

            These concerns regarding the appropriate balance between utility discretion and after-the-fact review have led the Board to establish the following stringent standard for determining whether to grant extraordinary rate treatment for a utility's actions:

A party seeking to significantly alter the long-standing balance of responsibilities must make a strong showing of clear and compelling benefits to ratepayers that would not be attainable without such recovery guarantees.[27]

            The Board has found such a clear and compelling benefit once; in the case of power purchases by Vermont electric utilities from Hydro-Quebec. In that case, the Board found that the power purchased under the Hydro-Quebec Vermont Joint Owners Contract should be treated as if those purchases were prudent and used and useful in order to prevent "serious financial consequences for the state's two largest utilities."[28] This determination was necessary because the Board had previously ruled that the contract between Hydro-Quebec and the state's two largest utilities had been imprudent and, with respect to Green Mountain Power Corporation ("GMP"), that the Vermont Joint Owners Contract was not economically useful. In order to allow GMP and CVPS to recover their full Hydro-Quebec costs, it was necessary to waive the application of long-standing rate-making practices.

            More recently, in Docket 6545, CVPS and GMP requested that the Board treat certain agreements between the distribution utilities and Vermont Yankee "as if" they were prudent and used and useful. The Board determined that, although it had the authority to issue the requested ruling, doing so would dramatically alter long-standing rate-making principles such that CVPS and GMP must make a showing of clear and compelling benefits to ratepayers that would not be attainable without such recovery guarantees. The Board found that "[a]lthough the record demonstrates that the transactions will provide valuable benefits to Vermont ratepayers, the Petitioners have not shown that the benefits are both so clear and convincing as to outweigh the value of long-standing revenue recovery rules and unattainable absent extraordinary relief."[29]

            The Department contends that this case is dissimilar from Docket 6545 in that CVPS is not seeking "an outright 'waiver' of the prudence and used-and-useful tests, as was the case in Docket 6545. Rather, the Parties to the CSA seek to alter the timing of the application of these principles - the Board is being asked to make a prudence determination now, as opposed to after-the-fact."[30]

            The Department asserts that there is precedent for the Board granting such a request. In Docket 5270-GMP-1, the Board approved a commitment by GMP to fund demand-side management ("DSM") measures in an amount not to exceed $785,000.

            However, there are significant differences between this case and the Board's Order in Docket 5270-GMP-1. In the GMP case, the Hearing Officer expressly stated:

the parties do not request that the Board come to a determination at this time with regard to the appropriate cost-recovery mechanism for conversion expenditure . . . [s]uch cost recovery, if any, will be determined in the context of a rate case . . . . The prudence with which the monies, including those for project management and monitoring and evaluation, are actually expended must be judged in a future rate proceeding.[31]

In this case, the parties are requesting that the Board approve a specified cost-recovery mechanism and guarantee that CVPS's actions with respect to the CSA are prudent. Moreover, I note that, at the time of the GMP decision, the Board had considered DSM programs to be so essential that it allowed extraordinary rate treatment in a number of ways, include account correcting for efficiency ("ACE") and the booking and deferral of DSM costs.

            CVPS is "seeking to alter the long-standing balance of responsibilities" between the responsibility of CVPS's management and certainty of rate recovery. Therefore, the correct standard of review is for the Board to determine whether the parties in this Docket have made "a strong showing of clear and compelling benefits to ratepayers that would not be attainable without such recovery guarantees."

            The parties have set forth two primary benefits that would arise from the CSA - avoided litigation costs and enhancement of the lower Lamoille habitat. I address each of these in turn, below.

            CVPS and the Department contend that ratepayers would benefit if the Board issued the requested rulings due to the avoidance of litigation costs. This argument is unavailing. There is no guarantee that the Board would allow such litigation costs to be passed on to ratepayers in a future CVPS rate case. Further, if the Board were to guarantee rate recovery so as to avoid litigation costs, it would set a dangerous precedent whereby any utility could simply claim that, without guaranteed rate recovery of a given action, it would litigate certain issues, and therefore the guaranteed rate recovery would benefit ratepayers. For these reasons, I conclude that the contended benefits of avoided litigation costs are neither clear nor compelling.

            The ecological benefits of removing Peterson are not limited to CVPS's ratepayers but would adhere to all the citizens of Vermont. It is clear that removing Peterson would benefit the ecology of the Lamoille River; however, these benefits must be weighed against the costs to ratepayers. I conclude that the parties have not demonstrated that the benefits, when weighed against the costs, are clear and compelling.

            CVPS also has not shown that issuance of the rate recovery guarantee is necessary to obtain the benefits it cites. I recognize that, by its own terms, the CSA is only effective if the Board issues the rate guarantees. However, this is a matter of choice by the parties. There is no inherent connection that necessarily links rate guarantees and removal. It is also clear that there are other methods of obtaining the benefits that accrue from decommissioning Peterson. CVPS could decommission Peterson without the guarantees contained in the requested orders and demonstrate to the Board in a subsequent rate case that the costs incurred through dam removal are necessary to comply with applicable environmental regulations or that the incremental financial costs are outweighed by other benefits. Alternatively, the parties could seek taxpayer funds that would pay for decommissioning, as dam removal benefits all Vermonters, and not just CVPS's ratepayers. Constructing an agreement to be contingent upon Board approval does not, by itself, create a situation where "the benefits would not be attainable without such guarantees."

            If the Board declines to issue the orders requested by CVPS, such action would not bar CVPS from undertaking the decommissioning it agreed to in the CSA and seeking rate recovery during a subsequent rate case.

III.    PUBLIC COMMENTS

            On June 8, 2004, the Vermont General Assembly passed Act No. 121, An Act Relating to Capital Construction, State Bonding, and the Department of Corrections. Section 72 of that Act provides:

(a)  Prior to making a final determination in any pending proceeding related to the Peterson Dam, the public service board shall convene two public informational hearings after the effective date of this act. One of the meetings shall occur in the Town of Milton and one shall occur in a municipality served by Central Vermont Public Service that is outside of the Milton region. The purpose of the hearings will be to inform the public about the proposal to remove the dam and the related public service board proceedings. At the hearing, the board shall also receive public comment concerning the proposal and related matters, including the impact that removal of the dam would have on the following:

(1) Rates and ratepayers,
(2) Flood control,
(3) The economic welfare of the Town of Milton,
(4) Water Quality, and
(5) System stability and reliability.

(b)  The public service board shall consider the comments it receives pursuant to subsection (a) of this section when making a final determination in any pending proceeding related to the Peterson Dam.

            Pursuant to Act 121, public hearings were held on September 8, 2004, in Milton, and on September 14, 2004, through the use of Vermont Interactive Television, at several sites located across the state. I summarize the comments that were made at these hearings, and also include in this summary comments that were made at a public hearing in Milton on April 29, 2004. Although this public hearing predated Act 61, the intent of the legislation is to ensure that the Board is aware of the concerns that the public might have regarding CVPS's petition in this case. Consequently, it is appropriate to include in this section comments from the April 29 public hearing.

            Under Vermont law, decisions must be based upon the evidence presented by formal parties during the evidentiary hearings. However, pursuant to Act 121 and the Board's past practice, public comments provide important perspectives that must be considered in making a final decision.

            The summary of the comments received at the public hearings is presented below, organized in the manner laid out in the legislation.

Rates and Ratepayers

            Several members of the public expressed serious concerns about the impact that removing the dam would have on rates. Some individuals advocated for the clean and inexpensive power provided by this dam and expressed concern that the replacement power would likely be dirtier and much more expensive. Several commenters felt that the overall impact on the ratepayers in both Milton and throughout the state would be substantial, painful, and unnecessary.

Discussion

            The CSA imposes significant costs on CVPS ratepayers. The question for the Board is whether the benefits that would accrue from the CSA would outweigh the costs such that the Board should grant CVPS's request for extraordinary rate treatment. In this Proposal for Decision I recommend that the Board conclude that the costs are not outweighed by the benefits.

Flood Control

            Some members of the public believed that the dam provides flood control for the people who live downstream, and were concerned that that removal of the dam could increase incidents of flooding. Moreover, they were concerned that ANR and CVPS had spoken of eliminating the draw down policy which could flood an area upstream from the dam that had not flooded previously.

Discussion

            The evidence presented in this case indicates that Peterson provides little value for flood control, based on the operation of the dam and a Flood Insurance Study completed for Milton.[32] Consequently, there will be no impact on the people who live downstream from Peterson regardless of the Board's ruling on CVPS's petition.

The Economic Welfare of the Town of Milton

            Several members of the public expressed concern that removing the dam would create a loss of both tax revenue and power generation. There was some concern that the removal of Peterson would increase electricity costs, causing an economic hardship for local small farmers and others, which would have a ripple effect on the local economy. There were a few members of the public who advocated for the removal of the dam to allow for white water recreation, which could provide recreational dollars to the local economy.

Discussion

            The CSA would require CVPS to provide Milton $1.5 million to compensate the town for lost tax revenues. I have concluded that such a payment would not be a reasonable cost for CVPS ratepayers to bear. If the dam was removed without compensation for Milton, it would have an economic impact on the town. However, there is the possibility that removal of Peterson could lead to increased recreational revenue for the area through increased fishing or possibly white water recreation, although the economic impact is unknown.

Water Quality

            Several members of the public stated that removing the dam would negatively impact both warm water and cold water fisheries above and below the dam. Additionally, some people contended that the loss of water aeration caused by the dam would have a substantial negative impact on water quality. Some commenters stated that if the dam was removed the replacement power would likely pollute and contaminate the water because it would be from non-renewable resources.

            In contrast, other members of the public contended that Peterson dam and the project's operation violates the Vermont water quality standards and causes problems associated with temperature, dissolved oxygen, aquatic habitat, and bacteria violations.

Discussion

            ANR states that dam removal is necessary for the Lamoille Project to comply with Vermont water quality standards. However, the Board does not rule on this issue - only whether CVPS should receive extraordinary rate treatment for the costs associated with the CSA.

            With respect to air pollution from replacement power sources, CVPS has stated that it intends to replace the power generated from Peterson with a similar renewable resource. Finally, ANR has stated that removing Peterson would trade a lake environment for a river environment. ANR, by proposing to remove Peterson, has clearly decided in favor of the river environment. However, as stated previously, this Docket is concerned solely with the question of whether CVPS could receive guaranteed rate recovery for the costs associated with the CSA.

System Stability and Reliability

            Some people cited to the major blackout in the summer of 2003 and contended that Vermont was largely unaffected due to excellent planning and small generation such as the Peterson dam. Other people contended that, because Peterson is close to its load, there are reduced transmission losses. Finally, others questioned whether the replacement power for Peterson would provide the same level of reliability.

Discussion

            One of the costs that the CVPS ratepayers would bear under the CSA is the cost of reconfiguring the distribution system to ensure reliability for the area. Any questions regarding reliability would be addressed in a separate proceeding, pursuant to 30 V.S.A. Section 248, if Peterson was removed.

IV.    CONCLUSION

            For the reasons stated above, I recommend that the Board deny CVPS the requested orders required by the Comprehensive Settlement Agreement.

            This Proposal for Decision has been served on all parties to this proceeding in accordance with 3 V.S.A. Section 811.

            Dated at Montpelier, Vermont, this      6th      day of      October     , 2006.

s/Edward M. McNamara Edward M. McNamara, Esq. Hearing Officer

V.    BOARD DISCUSSION

Introduction

            In the Proposal for Decision ("PFD"), the Hearing Officer has recommended that we deny CVPS's petition. Many of the parties to this proceeding filed comments on the PFD. We summarize those comments below. We have thoroughly reviewed the parties' comments, the Hearing Officer's recommendations, and the record evidence. In addition, we have conducted two public hearings; one in Milton and one through several Vermont Interactive Television sites around the state, and have read all the public comments filed with the Board. We heard oral argument from the parties on October 13, 2006. We have determined, after careful deliberation, to affirm the Hearing Officer's proposed decision, as more fully explained below.

Parties' Comments on the Proposal for Decision

Central Vermont Public Service Corporation

            CVPS' comments neither support nor oppose the PFD, but instead provide clarifications of certain factual matters stated in the PFD.

Agency of Natural Resources

            ANR filed comments opposing the PFD and requesting that it be significantly revised in a manner that results in the issuance of the accounting orders requested by CVPS. ANR contends that approval of the petition would provide clear and compelling benefits to ratepayers. In particular, ANR asserts that the restoration of the Lamoille River ecosystem would only occur if the Board grants the petition, thus allowing the CSA to become effective. ANR further contends that the PFD underestimates the benefits that would accrue from removal of Peterson. Finally, ANR asserts that significant litigation regarding the status of Peterson will take place, therefore imposing a cost on ratepayers, if the Board denies the petition.

Vermont Natural Resources Council

            VNRC objects to the PFD, and particularly to the conclusion of the Hearing Officer that the benefits that would accrue from the CSA are not sufficiently clear and compelling. VNRC contends that Peterson would not be removed, and the environmental benefits of dam removal would not be realized, if the Board denies the petition. Further, VNRC asserts that the environmental and financial benefits that would arise from dam removal, including the negation of litigation risks, meet the test for pre-approval of rate recovery.

Department of Public Service

            The Department filed a letter objecting to the PFD and recommending that the Board grant CVPS' petition. The Department reiterates that the CSA "represents a hard-won peace following a period now approaching two decades of costly, time-consuming litigation."

Downstream Association of Miltonians

            The Association filed comments objecting to the PFD's conclusions regarding flood control.

Discussion and Conclusions

            As the Hearing Officer stated at the outset of the PFD, the issue before the Board is not whether Peterson dam should be removed. It may be reasonable for CVPS to remove the dam due to the potential environmental benefits even if such removal would not be least-cost under a narrow application of that test. However, that issue is not before us. Rather, the petition filed by CVPS requests only that the Board guarantee rate recovery for the costs associated with decommissioning Peterson. Guaranteeing rate recovery constitutes extraordinary rate treatment and, as Board precedent makes clear, the Board will only grant such requests if there is a "strong showing of clear and compelling benefits to ratepayers that would not be attainable without such recovery guarantees." We find that the parties have not met this standard.

            The record indicates that there is no guarantee that removing Peterson would result in a significant improvement to the Lamoille fishery. The evidence presented by both sides was derived primarily from historical records and extrapolation. Consequently, the extent of the environmental benefits that would arise from dam removal are uncertain.

            This absence of clear benefits is in contrast to the known environmental benefits of a clean, renewable energy source that has been in place for more than 50 years. These benefits of renewable energy have been recently recognized by the Vermont legislature. In 2005, Act 61 was passed,[33] which included the following renewable energy goals:

The general assembly finds it in the interest of the people of the state to promote the state energy policy established in section 202a of this title by:

(1) Balancing the benefits, lifetime costs, and rates of the state's overall energy portfolio to ensure that to the greatest extent possible the economic benefits of renewable energy in the state flow to the Vermont economy in general, and to the rate-paying citizens of the state in particular.

(2) Supporting development of renewable energy and related planned energy industries in Vermont, in particular, while retaining and supporting existing renewable energy infrastructure.

(3) Providing an incentive for the state's retail electricity providers to enter into affordable, long-term, stably priced renewable energy contracts that mitigate market price fluctuation for Vermonters.

(4) Developing viable markets for renewable energy and energy efficiency projects.

(5) Protecting and promoting air and water quality by means of renewable energy programs.

(6) Contributing to reductions in global climate change and anticipating the impacts on the state's economy that might be caused by federal regulation designed to attain those reductions.

            Further, the legislature has directed the state's utilities to meet new load growth, between January 1, 2005, and January 1, 2012, through new renewable energy.[34] Recent dockets have illustrated the difficulty in siting renewable energy projects in Vermont.[35] Although Peterson Dam does not constitute a new renewable generation source pursuant to the statutory framework, it is a stably-priced, existing renewable energy source that state policy declares should be "retain[ed] and support[ed]."

            In addition, an important component of all generation sources is the capacity factor of the unit (essentially the percentage of time that the generation unit is producing energy). Unlike several other renewable generation sources, most notably wind generation facilities, the timing of the power generated from dams can be predicted, within reason. In other words, dams such as Peterson not only provide renewable power, but generally provide power when needed.

            The State's renewable energy goals must be balanced against the unknown environmental benefits of removing Peterson, and the undisputed evidence that removal of the dam will lead to direct financial impacts on CVPS's ratepayers due to the need to replace the relatively inexpensive power. After balancing these factors we cannot find that the benefits of dam removal are "clear and compelling" as required by Board precedent.

            Several parties also stated that the Board should reject the PFD because it provides a settlement of issues that have been the source of decades of litigation. We encourage parties to resolve disputes through settlements and give settlements great weight. However, the settlement was contingent on Board approval of guaranteed rate recovery for CVPS's actions. By inserting this requirement into the Comprehensive Settlement Agreement, the parties requested that the Board reverse years of precedent regarding guaranteeing rate recovery to this matter. Any party that researched Board precedent on this issue would have been well aware of the difficulty in receiving approval for CVPS's petition.

            The Downstream Association of Miltonians contends that the Hearing Officer did not adequately consider the ability of Peterson to control floods. However, the Association does not point to any record evidence indicating that Peterson provides significant value for flood control, nor did the Association, a party to the case, present any evidence on this issue. As the Hearing Officer found, the limited evidence presented in this case concerning flood control indicates that Peterson provides little value for flood control.

            For the reasons stated above, we uphold the Hearing Officer's PFD.

Clarifications

            CVPS's comments suggest clarifications to the PFD. We have reviewed the proposed clarifications and have determined that, even if these clarifications were accepted, they would not change the outcome of our decision. However, we address these issues below.

            First, on page 16 of the PFD, the Hearing Officer states that FERC has not ruled on ANR and VNRC's appeal of the June 20, 2005 FERC license. CVPS points out that FERC issued its Order on Rehearing and Clarification, Denying Later Intervention and Dismissing Request for Rehearing on November 17, 2005, affirming FERC's earlier Order finding that ANR had waived its water quality certification authority under Section 401 of the Clean Water Act. This dispute is now being heard by the federal courts. We accept CVPS's proposed revision.

            Second, CVPS recommends that we revise the PFD as it relates to two issues: whether dam decommissioning can be required by FERC and whether dam removal is required to meet Vermont water quality standards. CVPS contends that the PFD is incorrect in the statement that, under the terms of section 401 of the Clean Water Act, ANR has the authority to require decommissioning of Peterson. Also, CVPS contends that the record evidence indicates that ANR does not assert that dam removal is necessary for the Lamoille Project to comply with Vermont water quality standards, contrary to the PFD. We decline to make the revisions suggested by CVPS for the following reasons. First, the Board has no jurisdiction or specific knowledge regarding these two issues. Second, it is unclear that the revisions suggested by CVPS are accurate. Finally, any changes to this statement would not affect the outcome of our decision. For these reasons, we decline to revise those portions of the PFD.

            Third, CVPS states that the PFD incorrectly states, on page 3, that "dams located on waters of the United States are licensed by FERC." CVPS suggests that this statement be revised to state that "Most nonfederal dams on waters of the United States are licensed by FERC." We accept CVPS's proposed revision.

            Fourth, CVPS suggests adding to the first paragraph on page 4, under the heading Comprehensive Settlement Agreement, language reflecting the fact that both CVPS and VNRC appealed to the Chittenden Superior Court, the Water Resources Board's 1996 ruling denying 401 certification. We accept CVPS's proposed revision.

            Fifth, CVPS suggests that finding 32 of the PFD be revised to state that the construction and operation of an upstream fishway facility might not be required by U.S. Fish and Wildlife Service. We decline to make the suggested revision as there is no evidence in the record that counters the finding that construction and operation of an upstream fishway facility would be required if Peterson were not removed.

            Finally, CVPS suggests revising certain financial figures included in the PFD. After reviewing the numbers, we make the following revisions:

                        In finding 24, the PFD incorrectly states that the "net cost to CVPS's ratepayers that arise from the CSA, in nominal dollars, would be approximately $61,840,000." The correct dollar amount in finding 24 should be $59,113,816. Similarly, in the second full paragraph of the discussion on page 15, the correct number is not $47 million, but should be $59 million.

            CVPS suggests that we revise the dollar amount contained in finding 32, in which the PFD states that the "costs for the avoided operating expenses, avoided capital expenses, and the requirements associated with a fishway facility total approximately $14,700,000 in nominal dollars." A footnote to this statement indicates that the number included the cost of operating the fishway facility for 30 years (at a cost of $40,000 per year). The $14.7 million figure was derived by adding the costs found in findings 33 ($9.54 million total costs associated with total operation of Peterson), 34 ($2.70 million total costs associated with avoided capital additions to Peterson), and 35 (estimated cost of $1.3 million to construct the fishway and $40,000 per year over 30 years to operate the fishway, for a total cost to construct and operate the fishway of $2.5 million). There is a relatively small difference between the number derived by the Hearing Officer ($14.7 million) and the number submitted in the testimony of Mr. Cater ($13.8 million). Although the number presented by Mr. Cater is more straightforward than that developed by the Hearing Officer, there is no need to determine the exact amount of benefit (considering that the figures presented are estimates) since any such revision would not affect the outcome of our decision.

            Finally, CVPS states that finding 27 needs to be revised to reflect the fact that the replacement power costs of $43.33 million cited includes the power costs for 2024 through 2053 and a residual value in 2054. Upon review, we accept CVPS's suggested revision. Consequently, the second sentence of finding 27 should state: "In 2003, the replacement power cost for the years 2024 through 2053 with the addition of a residual value in 2054, assuming market prices, was estimated to be $43.33 million in nominal dollars."

VI.    ORDER

            IT IS HEREBY ORDERED, ADJUDGED AND DECREED by the Public Service Board of the State of Vermont that:

            1.  The findings and recommendations of the Hearing Officer are accepted.

            2.  The orders requested by Central Vermont Public Service Corporation are denied.

            Dated at Montpelier, Vermont, this      22nd      day of      December     , 2006.

) ) ) s/David C. Coen ) ) ) s/John D. Burke )	PUBLIC SERVICE BOARD OF VERMONT

A TRUE COPY

OFFICE OF THE CLERK
FILED: December 22, 2006
ATTEST:     s/Susan M. Hudson
                Clerk of the Board

           Notice to Readers: This decision is subject to revision of technical errors. Readers are requested to notify the Clerk of the Board (by e-mail, telephone, or in writing) of any apparent errors, in order that any necessary corrections may be made. (E-mail address: Clerk@psb.state.vt.us)
           Appeal of this decision to the Supreme Court of Vermont must be filed with the Clerk of the Board within thirty days. Appeal will not stay the effect of this Order, absent further Order by this Board or appropriate action by the Supreme Court of Vermont. Motions for reconsideration or stay, if any, must be filed with the Clerk of the Board within ten days of the date of this decision and order.

1. 33 U.S.C. Section 1341.

2. 33 U.S.C. Section 1341(a)(1).

3. 10 V.S.A. Section 1004.

4. Prior to January 31, 2005, such appeals were reviewed by the Water Resources Board, which has since been abolished.

5. See, American Rivers, Inc. v. FERC, 129 F.3d 99 (2nd Cir. 1997).

6. Section 8.4 of the CSA provides for the distribution of any monies in the decommissioning fund in the event that CVPS's obligation to decommission and remove Peterson terminates.

7. Cueto pf. (9/23/04) at 9. The only other hydroelectric dam that ANR sought to have removed was the Newport No. 11 dam on the Clyde River.

8. Cueto pf. (9/23/04) at 9.

9. Tr. 8/17/05 at 146 (Shepard).

10. Tr. 8/17/05 at 26, 28 (Kendall).

11. Tr. 8/18/05 at 43 (Kendall).

12. Tr. 8/17/05 at 144 (Shepard).

13. Tr. 8/18/05 at 24 (Kendall).

14. The determination of this total number is a straight math calculation of the estimated and actual costs.

15. This approximate cost was determined by a straight mathematical calculation. This includes the annual cost of operating the fishway facility over the life of a 30-year license.

16. This section of the CSA appears to contradict Section 6.4 of the CSA, which states that, if the Board fails to issue any of the orders requested by CVPS, "this Agreement and all obligations of the Parties hereunder shall terminate and be null and void." However, as the Board has no jurisdiction over the CSA, there is no need to address this apparent inconsistency.

17. Tr. 8/17/05 at 135-136 (Lamont).

18. See, American Rivers, Inc. v. FERC., 129 F.3d 99 (2nd Cir. 1997).

19. ANR Brief at 5.

20. Order on Offer of Settlement and Issuing New License, 111 FERC Paragraph 62,313 (June 20, 2005); Order on Rehearing and Clarification, Denying Later Intervention, and Dismissing Request for Rehearing, 113 FERC Paragraph 61,167 (November 17, 2005).

21. See Docket 6545, Order of 6/13/02 at 96-97.

22. Docket 5132, Order of 5/15/87; 83 PUR 4th 532, 573 (1987).

23. Docket 6545, Order of 6/13/02 at 91 (emphasis in original).

24. Docket 6545, Order of 6/13/02 at 97.

25. In re Central Vermont Public Service Corp., 144 Vt. 46, 55 (1983).

26. Docket 6545, Order of 6/13/02 at 99.

27. Docket 6545, Order of 6/13/02 at 95.

28. Docket 6545, Order of 6/13/02 at 95.

29. Docket 6545, Order of 6/13/02 at 101-102.

30. DPS Brief at 10-11.

31. Docket 5270-GMP-1, Order of 7/18/90 at 8.

32. Cueto pf. at 15-16.

33. P.A. No. 61, Section 1 (2005 Vt., Bien. Sess..), as codified in 30 V.S.A. Section 8001.

34. See, 30 V.S.A. Sections 8004 and 8005.

35. Particularly relevant is the vocal opposition to wind generation facilities, as evidenced in Dockets 6911 and 7156.